EXHIBIT 77D
POLICIES WITH RESPECT TO SECURITY INVESTMENTS



Effective October 22, 2003, the investment practices of the Pacific Select Fund were changed as follows:

The Mid-Cap Growth Portfolio investment practices were changed to:

*	Permit the manager to invest in companies that it believes exhibit some or all of the following characteristics: (i) significant growth prospects, (ii) accelerating returns on invested capital, (iii) sustainable competitive advantages, and (iv) experienced and incentivized management teams. (77Q1(b) Resolution 1)


Effective January 1, 2004, the investment practices of the Pacific Select Fund were changed as follows:

*	permit each Portfolio to engage in unlimited futures trading activity without registration with the CFTC. (77Q1(b) Resolution 2)


The International Large-Cap Portfolio investment practices were changed to:

*	permit the International Large-Cap Portfolio to sell securities short.
(77Q1(b) Resolution 3)

*	limit the Portfolio's investments in securities of emerging market countries to 25% of its assets. (77Q1(b) Resolution 4)